Hillenbrand Elects Joseph Lower to the Board of Directors and Establishes Vice Chairperson Roles • Mr. Lower Brings Decades of Leadership Experience in Finance, Strategy, and Business Development • Mr. Lower Named as Vice Chairperson of Audit Committee • Director Inderpreet Sawhney Named as Vice Chairperson of Nominating/Corporate Governance Committee BATESVILLE, Ind., Oct. 21, 2024 – /PRNewswire/ – Hillenbrand, Inc. (the “Company”) (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, announced today that Joseph T. Lower, former Executive Vice President and Chief Financial Officer of AutoNation, Inc., has been elected to the Company’s Board of Directors (the “Board”) as an independent director. Mr. Lower has decades of leadership experience in finance, strategy, and business development with a track record of success across a variety of industries. His experiences include serving as Chief Financial Officer at AutoNation, from which he retired in 2024, and previously as Chief Financial Officer of Office Depot, where he helped lead its transformation strategy. Prior to Office Depot, he served as Chief Financial Officer of B/E Aerospace, Inc., a manufacturer of aircraft cabin interior products, which was acquired by Rockwell Collins, Inc. “We are pleased to welcome Joe to the Board. He is an accomplished executive who brings extensive expertise in strategic planning, capital markets, and financial operations that will be integral in our drive to deliver shareholder value,” said Helen W. Cornell, Hillenbrand Board Chairperson. “With this appointment and the addition of the vice chairperson roles, we continue to execute our ongoing commitment to Board development and succession planning, with a focus on evolving our Board’s skillsets in alignment with Hillenbrand’s long-term strategy for profitable growth.” “Joe’s extensive leadership experience and financial expertise make him a great addition to our Board. We look forward to his contributions and Inderpreet’s new role as we work together to execute our strategy and deliver value to our shareholders,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. In addition to joining the Board, Mr. Lower will assume the role of Vice Chairperson of the Board’s Audit Committee and serve on its Nominating/Corporate Governance Committee and Mergers and Acquisitions Committee, leveraging his more than 30 years of financial leadership and mergers and acquisitions experience. Inderpreet Sawhney will assume a new role of Vice Chairperson of the Nominating/Corporate Governance Committee. She has been Group General Counsel and Chief Compliance Officer of Infosys Ltd., a global leader in next-generation digital services, since 2017. Prior to joining Infosys, Ms. Sawhney worked as General Counsel of Wipro Limited, a large IT service company, and at The Chugh Firm, a private law firm. She joined the Hillenbrand Board of Directors in 2021. Mr. Lower and Ms. Sawhney will assume their new roles on Dec. 1, 2024. With Mr. Lower’s addition, the Hillenbrand Board of Directors will increase to 11 directors, 10 of whom are independent directors. ### About Hillenbrand Hillenbrand (NYSE: HI) is a global industrial company that provides highly engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, Exhibit 99.1 communities, and other stakeholders. To learn more, visit: www.hillenbrand.com. CONTACTS Sam Mynsberge, Vice President of Investor Relations Phone: 812-931-5036 Email: investors@hillenbrand.com Susan DiMauro, Director, Marketing & Communications Phone: 812-621-4647 Email: susan.dimauro@hillenbrand.com